                                                                      EXHIBIT 99


PRESS RELEASE
FEBRUARY 04, 2002





Date:        February 4, 2002

Contacts:    Anthony Hoffman                    Patricia Kraft                          Lindsay Hurley
             Williams Communications (media)    Williams Communications (investors)     Williams Communications (investors)
             (918) 547-0159                     (918) 547-0649                          (918) 547-3773
             anthony.hoffman@wcg.com            patricia.kraft@wcg.com                  lindsay.hurley@wcg.com


         WILLIAMS COMMUNICATIONS REPORTS STRONG FOURTH QUARTER RESULTS,
             REINFORCES POSITION AS THE INDUSTRY'S EXECUTION LEADER
   COMPANY DELIVERS SIXTEENTH STRAIGHT QUARTER OF SEQUENTIAL NETWORK SERVICES
                                 REVENUE GROWTH


o Consolidated Revenues Increase to $330.3 Million, an 11 Percent Increase over Third Quarter 2001

o Network Revenues Increase to $302.8 Million, a 12 Percent Sequential Increase over Third Quarter 2001

o Network Customer Base Continues to Grow, to 353 Customers, up 20 Percent from Third Quarter 2001

o        Company Achieves Operational EBITDA Milestone for Network Segment

o        Company Provides Update on Bank Review Process


         TULSA, Okla. - Williams Communications (NYSE: WCG) today announced preliminary, unaudited fourth quarter consolidated revenues of $330.3 million, a sequential increase of $32.6 million, or 11 percent, over third quarter 2001 and a year-over-year increase of $71.7 million (excluding dark fiber revenue), or 28 percent. Growth in consolidated revenue was driven by greater Network services revenue, which rose to $302.8 million. This represents a 36 percent increase over fourth quarter 2000 (excluding dark fiber revenues) and a 12 percent sequential increase. Consolidated operating EBITDA (consolidated earnings before interest, taxes, depreciation and amortization and other adjustments) was a loss of $12.8 million, a 43 percent improvement versus the third quarter 2001 loss of $22.5 million. These results, which met market expectations and Company guidance, reflect the Company's continuing execution on its business plan.

         "Williams Communications has clearly established itself as the industry leader in executing on its plans," said Howard Janzen, chairman and chief executive officer of Williams Communications. "With sixteen straight quarters of sequential network services revenue growth, growing customer satisfaction and accelerating operational excellence, we continue to demonstrate our ability to execute and perform even in these difficult economic times. In addition, we delivered on our goal for our Network segment to become operational EBITDA positive on a run-rate basis at year-end. This will lay the groundwork for positive operating EBITDA performance for the full year 2002."

         On a consolidated basis, net loss attributable to common stockholders was $372.0 million, or 76 cents per share. Included in consolidated net loss are net charges of $215 million related to the Company's wireless hub capacity investment and $20 million related to cost-based investments. Losses were partially offset by gains associated with October 2001 bond repurchases of $73.2 million and an asset sale of $46.1 million. Excluding these items, net loss would have been 52 cents per share. Not included in the preliminary fourth quarter results is any impairment related to the Company's long-lived assets. Recent industry events including bankruptcy announcements by other telecom companies and impairment charges taken by competitors have resulted in a continuing analysis of this assessment. If any additional impairment is warranted, it will be disclosed no later than the Company's final fourth quarter results to be filed in the Company's 10-K due March 31, 2002.

Financial Highlights by Segment for the Fourth Quarter
NETWORK SERVICES

         Fourth quarter results reflected a continued positive trend in the Network segment's financial performance. Highlighting this quarter was Network services revenue of $302.8 million, an increase of 36 percent over fourth quarter 2000. Excluding one-time dark fiber sales, this marks the Company's sixteenth straight quarter of sequential Network services revenue growth since re-entering the long-haul network business in January of 1998. Contributing to the continued top-line growth is the recurring nature of the Company's revenue base, the strength of its customers and the diversity of its products and services. Among new services offered during the quarter was the Company's recently acquired wholesale international long distance business. For the entire fourth quarter, Network's operating EBITDA loss of $3.3 million compares favorably to an operating EBITDA loss of $15 million in the third quarter of 2001. This improvement continues to reflect a strong focus on profitable revenue growth and expense management. As committed to over a year ago, the Network segment achieved positive operational EBITDA on a run-rate basis at year-end. This is a significant milestone in financial performance for the Network segment, and sets the stage for positive operating EBITDA results in 2002.

VYVX BROADBAND MEDIA

         The Vyvx Broadband Media segment reported fourth quarter revenue of $41.1 million, a $2.1 million decrease from the third quarter of 2001, reflecting the absence of third quarter's increased broadcast transmissions stemming from the September 11 tragedy. The segment reported an EBITDA loss of $9.1 million in the fourth quarter, compared to an EBITDA loss of $6.8 million in the third quarter of 2001. The lower operating results are due to costs related to the iBEAM acquisition, which substantially enhances the Company's broadband media capabilities.

CAPITAL EXPENDITURES

         Capital expenditures for the quarter were $305 million, including $3.8 million of capitalized interest. These expenditures were focused primarily on enhanced and expanded products and services for both carrier and media services, and continuing the extension of the network in major metro markets.

GUIDANCE AND INVESTOR CONFERENCE

         The Company will be providing 2002 guidance, as previously scheduled, on February 13 via a conference call, and will hold its annual investor and analyst conference in New York City at a later date, likely during the second quarter. Relevant details will be communicated as soon as they are available.

OPERATIONAL HIGHLIGHTS FOR THE FOURTH QUARTER
STRONG CUSTOMER BASE CONTINUES TO GROW

         At the end of the quarter, Williams Communications had grown its financially strong and diversified Network customer base to 353 customers, a 20 percent increase over the third quarter of 2001. Significant new customers added during the quarter included Yahoo, Boeing, TyCom Networks AG, Progress Telecom, Tele Danmark, Telecom Italia and Belgacom. Continued expansion of existing customer relationships during the quarter included WorldCom, Cingular, Teleglobe, Dominion Telecom and SBC.

SBC RELATIONSHIP CONTINUES TO EXPAND

         Williams Communications continues to strengthen its relationship with SBC Communications by providing best-in-class data and voice services in support of SBC's rapid growth and expanding product set, and by jointly developing new market opportunities to drive on-net traffic to Williams Communications' network.

         During the quarter, Williams Communications was named the preferred provider for SBC's U.S.-originated international long distance traffic and long distance voice and data traffic for SBC in Missouri and Arkansas.

         As of December 31, 2001, SBC Communications Inc., through its alliance with Williams Communications, was offering long distance service to residential and business customers in Texas, Kansas, Missouri, Arkansas and Oklahoma. At the end of the fourth quarter, SBC had 4.9 million long distance lines in these states and in Connecticut, up from 3 million a year ago. SBC is awaiting final state and federal approvals to enter the long distance market in Nevada and California. SBC recently stated it expects to receive approval in California by the end of the second quarter 2002.


OPERATIONAL EXCELLENCE

         Williams Communications continues to expand its network footprint and deliver superior operational performance. In December 2001, the Company delivered on 99 percent of its Customer Firm Order Commitments (CFOC), up from 71% in December 2000, and on 97 percent of Customer Requested Due Dates (CRDD), up from 40% in December 2000. Both metrics significantly exceed standard industry intervals.

         "Equally as important, this dramatic improvement of operational performance occurred while turning up more circuits, more capacity, and more complex service for a greater number of customers while reducing our operational staff. We have not only turned the corner in the transition from construction to operations, but have evolved into an organization that markets, sells and provisions service faster than anyone in the telecom industry," said Frank Semple, chief operating officer of Williams Communications.

         Confronting the challenges of connectivity within metro areas across the country, the Company has extended the edge of its award-winning fiber-optic network into the top U.S. metropolitan markets, linking its nationwide long-haul network to 103 metro access points in 20 cities. This metro access gives customers a complete end-to-end on-net solution from local to long-haul, providing a single-source solution for all their network needs.

         In October, Williams Communications and KDDI announced the launch of end-to-end video transmission services between the United States and Japan utilizing switched fiber-optic transmission. The launch marked the first-ever availability of occasional video services between multiple locations in the United States and Japan.

ENHANCED SERVICE OFFERINGS THROUGH TECHNOLOGY INNOVATION, ACQUISITIONS

         In the fourth quarter, Williams Communications continued to expand and enhance its industry-leading service offerings through innovation and two key acquisitions. In October, the Company introduced the industry's first Private Line Quality of Service offering, providing its customers with the ability to select the class of private line service that best complements their business models. With this service, customers can select the level of protection, restoration and reliability they require and pay only for what they need.

         Williams Communications also completed two key asset acquisitions in the fourth quarter that expand and enhance its broadband media and Internet Protocol (IP) capabilities, facilitating its ability to meet growing demand for these services.

         The Company announced in October it had entered into an agreement with iBEAM Broadcasting Corp. to purchase certain assets of the webcasting and streaming media pioneer, including facility and equipment leases and substantially all customer contracts and intellectual property. The acquisition further enhances Williams Communications' broadband media service offerings and expands its addressable market, adding a strong enterprise capability which complements Williams Communications' ties to media and entertainment customers.

         In December, the Company finalized its asset purchase of CoreExpress, which included the company's fiber-optic network, intellectual property and IP capabilities. The acquisition of CoreExpress' award-winning technology and patented product set significantly enhances Williams Communications' IP offering and bolsters its virtual private network (VPN) offering. Launching in the first quarter 2002, this will for the first time give customers the ability to view and measure performance on their networks.

         "Williams Communications continues to opportunistically and prudently expand its depth and breadth of services," Janzen said. "By extending our capabilities we are able to offer our customers a level of service and reliability that is unparalleled in the industry."

                                 Recent Events

         During the last week, Williams Communications and The Williams Companies were named as defendants in five virtually identical class action lawsuits filed in federal court in Tulsa, Oklahoma. By an informal count, Williams Communications is one of over 100 telecommunications companies named in class actions over the last few years. Because the litigation is pending, Williams Communications cannot comment in detail on the merits of the lawsuits, however, the Company strongly denies the allegations and will defend the cases vigorously.

BANK REVIEW UPDATE

         As reported in the 10-Q filed for the quarter ended September 30, 2001, Williams Communications stated that it had agreed to work jointly with its bank group to perform a comprehensive review of its credit agreement, which was expected to be completed in January 2002.

         On January 29, 2002, Williams Communications and the banks agreed to extend the negotiating period for an amendment to the credit agreement until February 28, 2002. The Company also agreed that it would not purchase its securities and that it would limit transactions through certain of its subsidiaries through mid-2003. Additionally, Williams Communications confirmed with the banks that, consistent with its current business plan, it would not draw upon the $525 million revolver prior to the plan's expected utilization in mid-2003. To date, Williams Communications has borrowed $975 million from the bank group under the existing terms of the credit facility.

         Also on January 29, the banks, through their administrative agent, informed Williams Communications that, in their view, the Company may be in default under its credit agreement, and have reserved their rights accordingly. Williams Communications has informed the banks that it strongly disagrees with their position, and that it is not in default under the credit agreement or any other material agreement. The possible default relates to the fact that, due to recent negative developments in the telecommunications industry, the banks are questioning whether the Company can confirm the representations and warranties included in the credit agreement. The banks also have reserved their right to claim that the purchase by Williams Communications of certain of its senior redeemable notes in 2001 previously reported by the Company may violate the credit agreement. Williams Communications strongly refutes these possible claims and has informed the banks accordingly. Nevertheless, because of the potential adverse consequences to Williams Communications if the banks were to actually conclude and notify Williams Communications of a default and attempt to accelerate its indebtedness, which could include cross defaults under other material agreements and securities, the Company has agreed to submit to the banks, by February 25, 2002, a comprehensive plan for restructuring and de-leveraging its balance sheet. In developing this plan, Williams Communications, in consultation with financial and legal advisors, is considering various possible restructuring alternatives. However, successful execution of the options currently envisioned does not include seeking bankruptcy court protection or the substantial dilution of equity security holders.

         As of December 31, 2001, Williams Communications had cash and short-term investments in excess of $1 billion and had met all required financial covenants for 2001. The Company believes that it has sufficient liquidity to fully fund its business plan through 2003.

         "Williams Communications is firmly committed to maximizing the long term enterprise value for all of its stakeholders," Janzen said. "One of the Company's most important core goals is to provide an attractive return over the long-term. It is this principal that guides the vision of our financial strategy and objectives."

WEBCAST AND CONFERENCE CALL REPLAY SCHEDULED

A conference call will be held today at 10 a.m. Eastern Time with Howard Janzen, chairman and chief executive officer, and Scott Schubert, executive vice president and chief financial officer, to discuss fourth quarter financial results. A live audio webcast of the conference call is available at www.williamscommunications.com. Following the call, a replay will be available through end-of-day Wednesday, Feb. 13. The replay number is 888-203-1112 for domestic calls and 719-457-0820 for international calls. ID number is 593144. An audio webcast replay will also be available at www.williamscommunications.com

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)
Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

Statements made in this release regarding the Company's or management's intentions, beliefs, expectations or predictions for the future are "forward-looking statements" and are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include resolution of its discussions with certain of the Company's lenders over the terms of its existing credit agreement; the Company's ability to implement a plan for de-leveraging and restructuring of its balance sheet; the possibility of further deterioration in the health of capital markets and the telecommunications industry; the Company's ability to collect proceeds from the sale of the Solutions business; the Company's ability to collect proceeds from the sale of the Company's remaining economic interest in ATL; the Company's success in integrating the assets of iBEAM Broadcasting Corp. and CoreExpress, Inc.; the Company's ability to manage operating costs and capital spending without limiting revenue growth; the potential for adverse results from the ongoing analysis of whether the Company must impair certain assets in its financial reporting; the financial health of the Company's customers; the potentially adverse effects of legal claims filed against the Company; the potential risk of future litigation or regulatory proceedings the possibility of adverse effects from rapid and significant developments or changes in the technology used by the Company or its customers; the possibility of adverse effects from changes in the legislative, regulatory and business environments affecting the Company; the potential for changes in competitive market factors affecting the Company; unforeseeable adverse effects from economic or political events; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. Note that all such forward-looking statements are made subject to the safe harbor protections provided by the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update such forward-looking statements to reflect actual changes or events after the date of this release. This release includes EBITDA earnings data provided by the Company as a tool for understanding its operating results. Note that EBITDA is not a defined term within generally accepted accounting principles (GAAP), it should not be relied upon as an alternative to data prepared in accordance with GAAP, and it may differ from "EBITDA," "pro forma" or "normalized" data reported by other companies. All trademarks are the property of their respective owners.

FINANCIAL HIGHLIGHTS
(Unaudited)

                                                                 Three Months Ended                   Years Ended
                                                                     December 31,                     December 31,
                                                            ----------------------------      ----------------------------
(Thousands, except per share amounts)                          2001 *            2000            2001 *            2000
                                                            -----------      -----------      -----------      -----------
Revenues                                                    $   330,343      $   287,036      $ 1,185,521      $   839,077
Operating EBITDA                                            $   (12,828)     $   (34,278)     $  (109,688)     $  (212,298)
Depreciation and amortization                               $   127,879      $    67,518      $   467,118      $   185,024
Loss from operations                                        $  (313,958)     $  (115,254)     $  (970,756)     $  (448,671)
Equity losses                                               $    (5,637)     $   (10,549)     $   (35,522)     $   (20,297)
Loss from continuing operations                             $  (440,809)     $   (55,709)     $(1,480,718)     $  (277,688)
Loss from discontinued operations                           $        --      $  (486,509)     $        --      $  (540,000)
Extraordinary gain                                          $    73,232      $        --      $   296,896      $        --
Net loss attributable to common stockholders                $  (371,977)     $  (546,634)     $(1,201,390)     $  (822,644)
Basic and diluted earnings (loss) per share:
  Loss from continuing operations attributable to
     common stockholders                                    $      (.91)     $      (.13)     $     (3.08)     $      (.61)
  Loss from discontinued operations                         $        --      $     (1.05)     $        --      $     (1.16)
  Extraordinary gain                                        $       .15      $        --      $       .61      $        --
  Net loss attributable to common stockholders              $      (.76)     $     (1.18)     $     (2.47)     $     (1.77)
  Weighted average shares outstanding                           492,127          464,402          487,048          464,145



Operating EBITDA represents earnings before interest, income taxes, depreciation and amortization, lease costs attributable to WCG's operating lease agreement covering a portion of WCG's fiber-optic network ($5.8 million and $13.4 million for the three months ended December 31, 2001 and 2000, respectively, and $35.2 million and $52.0 million for the year ended December 31, 2001 and 2000, respectively) and other unusual, non-recurring or non-cash items, such as equity earnings or losses and minority interest.

Excluded from the computation of operating EBITDA for the three months and year ended December 31, 2001 is a $215 million net impairment charge related to its investment in wireless hub capacity and a $46.1 million gain on sale of assets. Also excluded from the computation of operating EBITDA for the year ended December 31, 2001 are charges in other expenses of $191.3 million related to valuation adjustments associated with equipment held for sale, suspended capital projects and goodwill.

Also excluded from the computation of operating EBITDA is income (loss) from discontinued operations and an extraordinary gain.

Operating EBITDA is used by management and investors as an indicator of a company's historical ability to service existing debt. Management believes that an increase in operating EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, operating EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, or as an indicator of operating performance or cash flows from operating, financing and investing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. Operating EBITDA as presented may not be comparable to other similarly titled measures of other companies.



* Fourth quarter and total year 2001 results are preliminary and subject to a continuing analysis of possible impairment related charges to WCG's long-lived assets. This analysis is expected to be complete prior to the filing of WCG's 10-K due March 31, 2002.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                 Three Months Ended                    Years Ended
                                                                    December 31,                      December 31,
                                                            ----------------------------      ----------------------------
(Thousands, except per share amounts)                          2001 *           2000             2001 *           2000
                                                            -----------      -----------      -----------      -----------
REVENUES                                                    $   330,343      $   287,036      $ 1,185,521      $   839,077
Operating expenses:
  Cost of sales                                                 283,685          244,135        1,029,455          823,272
  Selling, general and administrative                            63,050           84,279          285,771          270,071
  Provision for doubtful accounts                                 5,043            6,177           26,020            9,959
  Depreciation and amortization                                 127,879           67,518          467,118          185,024
  Other                                                         164,644              181          347,913             (578)
                                                            -----------      -----------      -----------      -----------

Total operating expenses                                        644,301          402,290        2,156,277        1,287,748

LOSS FROM OPERATIONS                                           (313,958)        (115,254)        (970,756)        (448,671)
Interest accrued                                               (129,819)        (123,874)        (525,850)        (387,816)
Interest capitalized                                              3,770           50,528           71,126          166,700
Investing income (loss):
  Interest and other                                             11,821            9,461           47,829           59,434
  Equity losses                                                  (5,637)         (10,549)         (35,522)         (20,297)
  Income (loss) from investments                                (14,505)         (29,122)         (42,797)         294,136
Minority interest in loss of consolidated
  subsidiaries                                                    5,555           15,072           25,533           24,492
Other income (loss), net                                             61               49             (160)             227
                                                            -----------      -----------      -----------      -----------
Loss before income taxes                                       (442,712)        (203,689)      (1,430,597)        (311,795)
Benefit (provision) for income taxes                              1,903          147,980          (50,121)          34,107
                                                            -----------      -----------      -----------      -----------
Loss from continuing operations                                (440,809)         (55,709)      (1,480,718)        (277,688)
Loss from discontinued operations                                    --         (486,509)              --         (540,000)
                                                            -----------      -----------      -----------      -----------
Loss before extraordinary gain                                 (440,809)        (542,218)      (1,480,718)        (817,688)
Extraordinary gain                                               73,232               --          296,896               --
                                                            -----------      -----------      -----------      -----------
Net loss                                                       (367,577)        (542,218)      (1,183,822)        (817,688)
Preferred stock dividends and amortization of
  preferred stock issuance costs                                 (4,400)          (4,416)         (17,568)          (4,956)
                                                            -----------      -----------      -----------      -----------
Net loss attributable to common stockholders                $  (371,977)     $  (546,634)     $(1,201,390)     $  (822,644)
                                                            ===========      ===========      ===========      ===========

Basic and diluted earnings (loss) per share:
  Loss from continuing operations attributable to
     common stockholders                                    $      (.91)     $      (.13)     $     (3.08)     $      (.61)
  Loss from discontinued operations                                  --            (1.05)              --            (1.16)
                                                            -----------      -----------      -----------      -----------
  Loss before extraordinary gain                                   (.91)           (1.18)           (3.08)           (1.77)
  Extraordinary gain                                                .15               --              .61               --
                                                            -----------      -----------      -----------      -----------
  Net loss attributable to common stockholders              $      (.76)     $     (1.18)     $     (2.47)     $     (1.77)
                                                            -----------      -----------      -----------      -----------
  Weighted average shares outstanding                           492,127          464,402          487,048          464,145
                                                            ===========      ===========      ===========      ===========



* Fourth quarter and total year 2001 results are preliminary and subject to a continuing analysis of possible impairment related charges to WCG's long-lived assets. This analysis is expected to be complete prior to the filing of WCG's 10-K due March 31, 2002.

See accompanying notes.

Notes to Consolidated Statements of Operations
(Unaudited)


The following footnotes are preliminary and subject to a continuing analysis of possible impairment related charges to WCG's long-lived assets. This analysis is expected to be complete prior to the filing of WCG's 10-K due March 31, 2002.

1. SEGMENT REVENUES AND LOSS





     The following tables present segment revenues and loss for the three months and years ended December 31, 2001 and 2000. In fourth quarter 2001, WCG changed its measure of segment profit and loss to operating EBITDA. Operating EBITDA as defined by WCG, represents earnings before interest, income taxes, depreciation and amortization, lease costs attributable to WCG's operating lease agreement covering a portion of WCG's fiber-optic network (operating lease costs) and other unusual, non-recurring or non-cash items, such as equity earnings and minority interest. A reconciliation of operating EBITDA to income (loss) from operations is provided below. Prior period information has been restated to conform to the current period presentation.

Three Months Ended December 31, 2001                              Broadband        Strategic
(thousands)                                      Network            Media         Investments       Eliminations          Total
                                              ------------      ------------      ------------      ------------      ------------
Segment revenues                              $    302,822      $     41,145      $         --      $    (13,624)     $    330,343

Operating EBITDA:
  Income (loss) from operations                   (296,863)          (18,064)              969                --          (313,958)
  Adjustments to reconcile income (loss)
     from operations to operating EBITDA:

     Depreciation and amortization                 118,798             8,981               100                --           127,879
     Operating lease costs                           5,830                --                --                --             5,830
     Other:
       Gain on sale of assets                      (46,079)               --                --                --           (46,079)
       Asset impairment, net                       215,000                --                --                --           215,000
       Other                                            --                --            (1,500)               --            (1,500)
                                              ------------      ------------      ------------      ------------      ------------
OPERATING EBITDA                              $     (3,314)     $     (9,083)     $       (431)     $         --      $    (12,828)
                                              ------------      ------------      ------------      ------------      ------------


Three Months Ended December 31, 2000
(thousands)

Segment revenues                              $    250,888      $     46,075      $         --      $     (9,927)     $    287,036

Operating EBITDA:
  Loss from operations                            (100,685)          (12,501)           (2,068)               --          (115,254)
  Adjustments to reconcile income (loss)
     from operations to operating EBITDA:
     Depreciation and amortization                  58,401             8,956               161                --            67,518
     Operating lease costs                          13,458                --                --                --            13,458
                                              ------------      ------------      ------------      ------------      ------------
OPERATING EBITDA                              $    (28,826)     $     (3,545)     $     (1,907)     $         --      $    (34,278)
                                              ============      ============      ============      ============        ==========

(Unaudited)


Year Ended December 31, 2001                                      Broadband         Strategic
(thousands)                                      Network            Media          Investments      Eliminations         Total
                                              ------------      ------------      ------------      ------------      ------------
Segment revenues                              $  1,077,840      $    164,702      $         --      $    (57,021)     $  1,185,521

Operating EBITDA:
  Loss from operations                            (891,447)          (76,969)           (2,340)               --          (970,756)

  Adjustments to reconcile income (loss)
     from operations to operating EBITDA:
     Depreciation and amortization                 433,032            33,607               479                --           467,118
     Operating lease costs                          35,214                --                --                --            35,214
     Other:
       Gain on sale of assets                      (46,079)               --                --                --           (46,079)

       Asset impairments, net                      215,000            11,315                --                --           226,315
       Equipment held for sale valuation
         adjustment                                150,000                --                --                --           150,000
       Write off suspended capital
         projects and severance                     30,000                --                --                --            30,000
       Other                                            --                --            (1,500)               --            (1,500)
                                              ------------      ------------      ------------      ------------      ------------
OPERATING EBITDA                              $    (74,280)     $    (32,047)     $     (3,361)     $         --      $   (109,688)
                                              ============      ============      ============      ============      ============


Year Ended December 31, 2000
(thousands)

Segment revenues                              $    705,020      $    168,761      $         --      $    (34,704)     $    839,077

Operating EBITDA:
  Loss from operations                            (404,900)          (36,551)           (7,220)               --          (448,671)
  Adjustments to reconcile income (loss)
     from operations to operating EBITDA:

     Depreciation and amortization                 154,288            30,269               467                --
                                                                                                                           185,024
     Operating lease costs                          52,035                --                --                --            52,035
     Other                                            (686)               --                --                --              (686)
                                              ------------      ------------      ------------      ------------      ------------
OPERATING EBITDA                              $   (199,263)     $     (6,282)     $     (6,753)     $         --      $   (212,298)
                                              ============      ============      ============      ============      ============


2. DISCONTINUED OPERATIONS

     On January 25, 2001, WCG's board of directors authorized a plan for its management to divest the Solutions segment. Accordingly, the 2000 financial statements reflected the Solutions segment as discontinued operations. On January 29, 2001, WCG signed an agreement to sell the domestic, Mexican and Canadian professional services operations of the Solutions segment to Platinum Equity LLC. This sale closed on March 31, 2001 for approximately $100 million in cash and an interest-bearing $75 million promissory note payable over 18 months. WCG also entered into a collection agreement as of March 31, 2001 in which Platinum Equity LLC will pursue the collection of certain identified retained accounts receivable totaling approximately $200 million. Either party has the option to terminate this agreement. Upon termination, WCG will continue to pursue any remaining retained receivables.

     On March 27, 2001, WCG signed an agreement to sell its remaining Canadian operations of the Solutions segment to Telus Corporation. The sale closed in second quarter 2001 for approximately $38 million in cash.

3. EXTRAORDINARY GAIN

                  In third quarter 2001, WCG began repurchasing a portion of its senior redeemable notes in the open market. As of December 31, 2001, WCG had purchased $131.7 million and $551.0 million for the three months and year ended December 31, 2001, respectively, of its senior redeemable notes at a total average price of 43% of face value which resulted in an extraordinary gain of $73.2 million and $296.9 million for the three months and year ended December 31, 2001, respectively, (net of a zero provision for income taxes) including deferred issuance costs and debt discounts related to the repurchased senior redeemable notes.

(Unaudited)



4. INCOME FROM INVESTMENTS

     WCG entered into an agreement with America Movil, S.A. de C.V. in second quarter 2001 to sell its remaining economic interest in Algar Telecom Leste, S.A. (ATL). The agreement closed in third quarter 2001 and WCG received $309.6 million in cash with an additional $90.0 million due from America Movil, S.A. de C.V. on May 15, 2002. WCG recognized a gain from the sale of $45.1 million.

     WCG sold portions of its investments in certain marketable equity securities for gross realized gains of $1.8 million for the three months ended December 31, 2001 and gross realized gains of $63.7 and gross realized losses of $40.5 million for the year ended December 31, 2001. Gross realized losses were $14.6 million for the three months and year ended December 31, 2000 and gross realized gains were $108.3 million for the year ended December 31, 2000.

     WCG recognized a loss of $20.1 million and $154.7 million for the three months and year ended December 31, 2001, respectively, and $14.5 million and $34.5 million for the three months and year ended December 31, 2000 related to write-downs of certain investments resulting from management's determinations that the decline in the value of these investments was other than temporary.

     WCG recorded income of $40.9 million for the year ended December 31, 2001 from the change in the market value of cashless collars on certain marketable equity securities in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended since the cashless collars did not qualify as a hedge. Cashless collars were terminated during the first half of 2001 yielding proceeds of $40.9 million. WCG has no cashless collars in place as of December 31, 2001.

     In second quarter 2000, WCG recognized a gain of $214.7 million (before a deferred tax provision impact of $82.1 million) from the conversion of WCG's shares of common stock of Concentric Network Corporation into shares of common stock of XO Communications, Inc. pursuant to a merger of those companies completed in June 2000.

     In a series of transactions in first quarter 2000, WCG recognized a $16.5 million gain related to the partial sale of WCG's interest in ATL to an entity jointly owned by SBC Communications, Inc., and Telefonos de Mexico S.A. de C.V. The sale of the investment in ATL, which had a carrying value of $30 million, yielded proceeds of approximately $168 million. WCG recognized a gain on the sale of $16.5 million and deferred a gain of approximately $121 million associated with $150 million of the proceeds which were subsequently advanced to ATL.

     WCG recognized a $3.7 million gain for the three months ended March 31, 2000 related to dividends received from certain cost-based investments.

5. OTHER EXPENSE

         In fourth quarter 2001, WCG recorded an asset impairment charge of $215 million related to its net investment in wireless hub capacity and a gain on sale of assets of $46.1 million.

         In third quarter 2001, WCG recognized expenses of $191.3 million comprised of $150.0 million related to valuation adjustments associated with equipment held for sale, $30.0 million of suspended capital projects and severance and $11.3 million related to impairment of goodwill associated with satellite operations within the Broadband Media segment.